UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A/A
(Amendment No. 3)
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
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FIRST INTERSTATE BANCSYSTEM, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware		81-0331430
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

401 North 31st Street
Billings,	MT	59101
(Address of principal executive offices)		(zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered
Common stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:
___________________ (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

EXPLANATORY NOTE
This Amendment No. 3 to Form 8-A (this “Amendment”) is being filed by First Interstate BancSystem, Inc. (the “Company”) in connection with its change in state of incorporation from the State of Montana to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated as of May 24, 2023 (the “Plan of Conversion”). The Reincorporation, including the Plan of Conversion, was submitted to a vote of, and approved by, the Company’s shareholders at the annual meeting of the shareholders of the Company held on May 24, 2023, as set forth in the Company’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2023 and supplemented by the filing with the SEC of additional definitive materials on May 5, 2023 (the “Definitive Proxy Statement”).
The Reincorporation was accomplished by filing: (i) Articles of Domestication with the Secretary of State of the State of Montana (the “Montana Articles of Domestication”); (ii) a Certificate of Conversion with the Secretary of State of the State of Delaware (the “Delaware Certificate of Conversion”); and (iii) a Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Certificate of Incorporation”). In connection with the Reincorporation, the Company’s Board of Directors adopted new bylaws in the form attached to the Plan of Conversion, also as set forth in the Definitive Proxy Statement (the “Delaware Bylaws”).
The Company hereby amends the following items and exhibits of its Form 8-A originally filed with the SEC on March 9, 2010, as amended by Amendment No. 1 to Form 8-A filed with the SEC on October 23, 2017 and Amendment No. 2 to Form 8-A filed with the SEC on July 8, 2022, regarding the description of capital stock as set forth herein.
Item 1. Description of Registrant’s Securities to be Registered
The following is a description of material terms and provisions of the capital stock of the Company. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Certificate of Incorporation and the Bylaws, and the General Corporation Law of the State of Delaware (the “DGCL”). Copies of the Certificate of Incorporation and Bylaws have been filed and incorporated by reference as exhibits herein.
General
Our Certificate of Incorporation provides for authorized shares of common stock and preferred stock. There are no shares of preferred stock currently outstanding. Our common stock is uncertificated.
Our authorized capital stock consists of 150,100,000 shares, each with $0.00001 par value per share, of which:
•150,000,000 shares are designated as common stock; and
•100,000 shares are designated as preferred stock.
Preferred Stock
Our Board of Directors, or Board, is authorized, without approval of the holders of common stock, to provide for the issuance of preferred stock from time-to-time in one or more series in such number and with such designations, preferences, powers, and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. Our Board may cause us to issue preferred stock with voting, conversion, and other rights that could be senior or in preference to the rights of the holders of common stock.
Common Stock
The holders of our common stock are entitled to one vote per share on any matter to be voted upon by the shareholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Directors are elected by a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at a shareholder meeting called for the purpose.
The holders of our common stock are entitled to share equally, on a per share basis, in any dividends or other distributions in cash, securities or other property of the Company that our Board may declare from time-to-time from legally available funds and assets, subject to limitations under Delaware law and the preferential rights of holders of any outstanding shares of preferred stock.

Upon any voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of our Company, the holders of our common stock are entitled to share equally, on a per share basis, in all our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of preferred stock that may be issued from time to time in the future. Our common stock is not redeemable and is not convertible into any other shares of our capital stock. Holders of common stock do not have any preemptive rights to subscribe for any shares of any class or series of our capital stock, or for any obligations convertible into shares of any class or series of our capital stock, whether now or hereafter authorized.
Anti-Take Over Provisions
Our Certificate of Incorporation provides that our Board may issue up to 100,000 shares of preferred stock, in one or more series, without shareholder approval and with such terms, conditions, rights, privileges, and preferences as the Board may deem appropriate. In addition, our Certificate of Incorporation provides for staggered terms for our Board and limitations on persons authorized to call a special meeting of shareholders. Additionally, our Bylaws provide that any vacancy on our Board may be filled only by the affirmative vote of a majority of the remaining directors then in office and not by the shareholders and establish advance notice requirements for shareholders to nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.
The Company has elected to opt out of the statutory provisions of Section 203 of the DGCL.
Item 2. Exhibits

Exhibit Number	Description

3.1	Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-34653, filed on May 25, 2023).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit B of Appendix B to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2023).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST INTERSTATE BANCSYSTEM, INC.

Date: May 25, 2023	By:	/s/ Kirk D. Jensen
Kirk D. Jensen
Executive Vice President, General Counsel and Secretary